EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Metropolis Realty Holdings LLC on Form S-4 of our report dated January 18, 2002, relating to the consolidated financial statements of Metropolis Realty Trust, Inc., our report dated January 18, 2002 relating to the financial statements of 1290 Partners, L.P., and our report dated May 6, 2002, relating to the balance sheet of Metropolis Realty Holdings LLC, all of which appear in the Joint Information Statement - Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Joint Information Statement - Prospectus.


Deloitte & Touche LLP

May 23, 2002